Exhibit 10.11

Senior Leadership Performance Program

This special Performance Program provides the opportunity for additional cash and equity awards at the time the Company reaches critical financial milestones.

Highlights of the program are as follows:

•	The Performance Program is subject to all the terms and conditions of the 2003 Global Crossing Limited Stock Incentive Plan, as amended.

•	Performance Based—Target performance to attaining Positive EBITDA and Positive Cash Flow by December 31, 2006. Prorated payment is made when each independent and equally weighted target is reached. Business goal of Positive Cash Flow or Positive EBITDA must be met for all three months within a quarter or for two consecutive quarters ending on or prior to December 31, 2006 before corresponding payment will be made.

•	Payments would be combination of cash and stock, i.e., 50% Cash, 50% Stock. Must be on payroll when performance results are attained and payment made.

•	Award value will be equal to your annual bonus potential at target as of the effective date of this program.

•	Key element—the number of restricted stock units granted will be based on closing stock price on day of Board approval; quantity to be granted will not change based on fluctuations in share price after day of approval; therefore, the value received is appropriately impacted by changes in stock performance.

•	Senior Leadership Performance Program is in effect until key financial goals are attained or December 31, 2006 whichever comes first. Until December 31, 2006, the Compensation Committee of the Global Crossing Limited Board of Directors has the ability to review and postpone the sustained performance period as outlined above.

•	This special one-time program is in addition to the corporate annual bonus program and any other long-term incentive grants. Target opportunities for future periods may be modified to ensure total compensation is appropriate with regards to market.

This program is not a contract. The Compensation Committee of the Board of Directors may, in its sole discretion, make any determination that it deems necessary or desirable for the administration of this program. Nothing in this program will in any way be deemed to establish an employment relationship on a basis other than terminable at will.

Overview:

Global Crossing offers this performance-based compensation program for retaining and motivating key executives to achieve the corporation’s strategic direction. This special one-time program is designed to align key executives to work towards the common goals of the corporation.

Goals:

Attain Positive EBITDA and Positive Cash Flow by December 31, 2006. These objectives are independent with equal weighting. For each objective, the result must be met for all three months within a quarter or for two consecutive quarters before corresponding payment will be made. Prorated payments will be made when each independent objective is reached.

•	EBITDA excludes future stock-based compensation expense; calculated using $18M annual accrual for incentive compensation, regardless of the actual amount of such expense.

•	Cash Use excludes all cash costs associated with existing or new financing facilities (including principal, interest and fees), includes cash capex.

•	The Compensation Committee may calculate performance without regard to extraordinary items.

Eligibility:

Select members of Global Crossing’s senior management team identified at time of program approval and that are actively employed at the time of payment are eligible as participants in this program.

Calculation:

Eligible award value will be equal to the executive’s annual target bonus potential as of the effective date of this program.

Payments will be made as a combination of 50% cash and 50% stock. The quantity of shares available for each eligible executive will be based on the economic value of the stock units on November 19, the day on which the Board approved the program. This economic value equals $14.90 per share (the closing stock price on that day) multiplied by approximately 90% (the discount factor used in the program design valuation model to give effect to certain risk assumptions).